SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
                       the Securities Exchange Act of 1934


Filed by the Registrant  [ ]
Filed by a Party other than the Registrant  [X]

Check the appropriate box:
[ ]      Preliminary Proxy Statement
[ ]      Confidential, for Use of the Commission Only
         (as permitted by Rule 14a-6(e) (2))
[ ]      Definitive Proxy Statement
[X]      Definitive Additional Materials
[ ]      Soliciting Material Pursuant to Rule 14a-12

                                  LODGIAN, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

                             EDGECLIFF HOLDINGS, LLC
--------------------------------------------------------------------------------
     (Name of Person(s) Filing Proxy Statement if other than the Registrant)

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

                             EDGECLIFF HOLDINGS, LLC
                               207 Grandview Drive
                          Fort Mitchell, Kentucky 41017

                                             October 4, 2000

Dear Fellow Lodgian Stockholder:

         As you know, we're Lodgian's largest stockholder, with 14.9% of the company's outstanding common stock. You should have recently received our proxy materials urging you to support our nominees for election to Lodgian's Board at the 2000 Annual Meeting of Stockholders. We're writing to highlight important facts you should think about in making your voting decision.

         AN INDEPENDENT ADVISORY FIRM IS RECOMMENDING THAT YOU VOTE FOR
                                  OUR NOMINEES.

         In a report to its clients dated October 2, 2000, Institutional Shareholder Services (ISS), the largest independent proxy advisory firm, stated that Edgecliff's "dissident slate of director nominees should be supported" and recommended that Lodgian stockholders "vote using the dissident nominees' GREEN proxy card."

         Among the reasons for its recommendation, ISS expressed "grave concerns" over Lodgian's historical operating results and management's "inability to effectively report the financial condition of the firm." ISS also went on to reject the Board's principal arguments against the election of our nominees. "ISS is not convinced that electing the dissidents would have a detrimental effect on any alternative offers that may emerge for the company...In our opinion, there is no reason to suspect that Mr. Yung [Edgecliff's President and one of its nominees] would attempt to purchase the company at a price below what the market will bear in an attempt to misuse any position on the board he may hold."

         Having met with our representatives and those of the Board, ISS concluded that the Edgecliff Group "has a stronger case."

                      YOUR BOARD CONTINUES TO MAKE EXCUSES!

         In its latest mailing, your Board now CLAIMS that it agrees with us that a sale of the company may represent the best opportunity to maximize stockholder value. However, rather than pursuing such a sale with us, your Board continues to disparage our motives and actions. Here are the facts.


WHAT YOUR BOARD CLAIMS:       WHAT YOU SHOULD KNOW:
----------------------        --------------------
We're not interested in       FACT: In order to make an firm offer for your
making a firm offer to        shares, we need access to current company
acquire the company.          information. Your Board has consistently refused
                              to provide this information to us.

WHAT YOUR BOARD CLAIMS:       WHAT YOU SHOULD KNOW:
-----------------------       ---------------------
We're demanding               FACT: The Board's "standard" agreement also
confidential information but  contains a one-year "standstill" provision that
are not willing to sign the   would prevent us from making an offer for your
Board's "standard"            shares without the Board's consent. We've offered
confidentiality agreement.    to sign a confidentiality agreement with a 30-day
                              standstill provision. Despite recent claims of "flexibility," your Board has refused to negotiate with us.

NOTE: YOUR BOARD HAS ALSO TOLD YOU THAT 26 OTHER "POTENTIAL BIDDERS" SIGNED CONFIDENTIALITY AND STANDSTILL AGREEMENTS WITH THE COMPANY, BUT DID NOT INDICATE WHETHER THESE "POTENTIAL BIDDERS" WERE INTERESTED IN ACQUIRING THE ENTIRE COMPANY OR ONLY INDIVIDUAL PROPERTIES. WE BELIEVE THAT OUR PROPOSAL TO ENTER INTO A CONFIDENTIALITY AGREEMENT WITH A 30-DAY STANDSTILL IS A FAIR AND REASONABLE PROPOSAL, AND ARE READY TO SIGN SUCH AN AGREEMENT WITH LODGIAN TODAY.


WHAT YOUR BOARD CLAIMS:       WHAT YOU SHOULD KNOW:
----------------------        --------------------
We've never provided          FACT: We arranged for Lodgian's representatives to
credible evidence of our      meet with our financing sources on March 6, 2000,
ability to finance an         and directed our financing sources to answer all
acquisition of Lodgian.       of the company's questions regarding our
                              financing. In the August 14, 2000 issue of HOTEL &
                              MOTEL MANAGEMENT, Robert S. Cole, President and
                              CEO of Lodgian, is quoted as saying, "I do believe that Mr. Yung [the President of Edgecliff] has the ability to buy the company now."

Electing our nominees to the FACT: Because of Lodgian's classified Board Board will allow us to force structure, our nominees would not constitute a
the company to buy back our   majority of the Board, and would not be able to
shares--and only our          force the company to take ANY ACTION without the
shares--for a substantial     support of additional Board members.
premium to market price.

Electing our nominees to the  FACT: We will not be able to acquire your shares
Board will allow us to        in any transaction without your individual
acquire your shares for an    approval (in the case of a tender offer) or the
inadequate price.             approval of a majority of the company's
                              stockholders (in the case of a merger).

Our nominees may seek to      FACT: If elected, our nominees will have a
impede other third parties    fiduciary duty to support the most favorable
from acquiring the company.   transaction available to Lodgian's stockholders,
                              even if it is not our own. As the company's largest stockholder, we would welcome any third party acquisition proposal that would result in a higher valuation for our shares.

You should not vote for our   FACT: One of the Board's own nominees is the
nominees because they are     chairman and chief executive officer of another
affiliated with a company     company competitor--specifically, the nation's
that competes with Lodgian.   tenth largest hotel company.

              YOUR BOARD HAS NOT GIVEN YOU ANY REASON TO BELIEVE IT
        IS SERIOUSLY PURSUING A SALE OF THE COMPANY TO ANY OTHER BIDDER.

         Your Board claims that it is currently having "substantive discussions" with other third parties interested in a "transaction" involving Lodgian, and will sell the company if its negotiations with one of these third parties produce a fair and fully-financed offer. But your Board has not identified any of these third parties or how many there are, or whether the "transactions" supposedly being discussed with any of them actually include a sale of the company. WE DO NOT BELIEVE THAT ANY SERIOUS BIDDER INTERESTED IN ACQUIRING THE COMPANY WOULD REMAIN SILENT IN THE FACE OF OUR COMPETING EFFORTS TO ACQUIRE YOUR SHARES. Accordingly, we do not believe that the company is seriously pursuing a sale of the company with any of these other parties.


         YOUR BOARD CONTINUES TO REPORT DISAPPOINTING FINANCIAL RESULTS.

         On October 2, 2000, Lodgian issued a press release announcing preliminary pre-tax losses of more than $84 million for the six months ended June 30, 2000. The company also "updated" its results for the first quarter of 2000, reporting preliminary pre-tax losses of over $25 million for the period (compared to a previously reported pre-tax loss of approximately $18 million for the period).


                        WE BELIEVE YOUR CHOICE IS CLEAR.

         We have NO confidence in the current Board's ability to improve the company's current financial and operational condition, and believe that a sale of the company may represent the best opportunity to maximize the value of your shares. We believe that the Board's continuing refusal to work with us--or, to our knowledge, any other third party interested in acquiring the company--demonstrates that the Board is not willing to seriously consider such a sale.

         NOW IS THE TIME TO HOLD YOUR BOARD ACCOUNTABLE FOR ITS POOR MANAGEMENT OF THE COMPANY AND TO SEND YOUR BOARD A STRONG MESSAGE--THAT IT SHOULD ALLOW YOU TO MAXIMIZE THE VALUE OF YOUR SHARES THROUGH A SALE OF THE COMPANY TO THE HIGHEST BIDDER.

                   SEND YOUR BOARD A MESSAGE IT CAN'T IGNORE!

           SIGN, DATE AND RETURN THE ENCLOSED GREEN PROXY CARD TODAY.


                                             Thank you for your support.

                                             Sincerely,

                                             /s/ William J. Yung

                                             William J. Yung
                                             President
                                             Edgecliff Holdings, LLC


                                    IMPORTANT

         - Please sign, date and return the enclosed GREEN proxy card today in the postage-paid envelope provided.

         - DO NOT SIGN ANY WHITE PROXY CARD THAT YOU MAY RECEIVE FROM THE BOARD, EVEN AS A PROTEST VOTE AGAINST THE BOARD AND MANAGEMENT. If you return the WHITE proxy card, even as a vote "against" the Board's nominees, it may revoke your previous vote for our nominees. Only the latest dated proxy card counts!

         - If you have already returned a WHITE proxy card, you may revoke your previous proxy by signing, dating and returning a later dated GREEN proxy card using the envelope provided.


If you have any questions regarding your proxy, or need assistance in voting your shares, please call:

                         [MACKENZIE PARTNERS, INC. LOGO]
                                156 FIFTH AVENUE
                            NEW YORK, NEW YORK 10010

                             TOLL FREE: 800-322-2885
                                       OR
                           CALL COLLECT: 212-929-5500

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